Exhibit 99.1

Kura Oncology Appoints Chief Operating Officer, Expands Clinical Development Team as Company Prepares for First Registration-Directed Trial

– John Farnam appointed to newly created position of Chief Operating Officer –

– Bridget Martell, M.D., and Blake Tomkinson, Ph.D., join as Vice Presidents of Clinical Development –

– Registration-directed trial of tipifarnib in HRAS mutant head and neck squamous cell carcinomas (HNSCC) expected to initiate in second half of 2018 –

SAN DIEGO, June 20, 2018 – Kura Oncology, Inc. (Nasdaq: KURA), a clinical-stage biopharmaceutical company focused on the development of precision medicines for oncology, today announced the appointment of John Farnam to the newly created position of Chief Operating Officer, effective July 1, 2018. In addition, industry veterans Bridget Martell, M.A., M.D., and Blake Tomkinson, Ph.D., MBA, have joined the company as Vice Presidents of Clinical Development.

“This expansion of our leadership team comes at a key inflection point for Kura as we prepare for our first registration-directed trial,” said Troy Wilson, Ph.D., J.D., President and Chief Executive Officer of Kura Oncology. “John comes to us with core strengths in leadership, operations, personnel and program management, and his demonstrated ability to serve as ‘connective tissue’ will help to ensure that all functions at Kura are working together toward achieving our goals. We are also pleased to add Bridget and Blake as experienced, senior-level executives in clinical development at this important stage of our company, with upcoming milestones anticipated for all of our programs.”

Mr. Farnam has served as Vice President of Business Operations at Celgene Receptos since September 2015, where his responsibilities include clinical operations, quality assurance, finance, facilities and professional leadership development. Previously, Mr. Farnam served for 26 years as an officer in the Marine Corps, serving as an FA-18D Squadron Commanding Officer and as the Commanding Officer of Marine Corps Air Station Miramar, where he oversaw operations of the installation and its 2,500 personnel. He retired from the Marine Corps as a Colonel in 2015. Mr. Farnam earned his bachelor’s degree in criminal justice at San Diego State University and his master’s degree in national strategy from the National War College.

Dr. Martell joined Kura with more than 18 years of experience in clinical development, regulatory and medical affairs. She has served in leadership roles of increasing responsibility at Pfizer, Purdue Pharma and Juniper Pharmaceuticals, where she contributed to a number of product approvals. Dr. Martell earned her B.S. in microbiology from Cornell University, her M.A. in molecular immunology from Boston University and her M.D. from the Chicago Medical School. She completed her internship and residency in internal medicine and was an internal medicine chief resident and RWJ Faculty Clinical Scholar at Yale University. She is board certified in both internal and addiction medicine.

Dr. Tomkinson has more than 20 years of experience in the biotechnology and pharmaceutical industry, with research and clinical development experience in virology, immunology and oncology. Most recently, he served as program leader at EMD Serono after more than a decade in project direction and strategy and portfolio management for Sanofi. Dr. Tomkinson received his Ph.D. in Immunology from the University of Massachusetts Medical School and did his post-doctoral research in molecular biology at Brigham and Women’s Hospital and Harvard Medical School. He received his MBA from the University of Colorado, Denver.

About AIM-HN

Following a positive Phase 2 trial in HRAS mutant HNSCC and a successful end of Phase 2 meeting with the FDA, Kura is planning to conduct a global, registration-directed trial of its lead drug candidate tipifarnib in at least 59 recurrent or metastatic patients with HRAS mutant HNSCC, called the AIM-HN trial. The primary endpoint of the trial will be objective response rate. Based on feedback from the FDA, the company believes that the single-arm trial, if positive, could support an application for accelerated approval. Kura anticipates that AIM-HN will require fewer than 100 clinical sites worldwide and take approximately two years to enroll. The company expects to initiate the AIM-HN trial in the second half of 2018.

About Kura Oncology

Kura Oncology is a clinical-stage biopharmaceutical company committed to realizing the promise of precision medicines for the treatment of cancer. The company’s pipeline consists of small molecule drug candidates that target cancer signaling pathways where there is a strong scientific and clinical rationale to improve outcomes by identifying those patients most likely to benefit from treatment. Kura lead drug candidate is tipifarnib, a farnesyl transferase inhibitor, which is currently being studied in multiple Phase 2 clinical trials in solid tumor and hematologic indications. Kura’s pipeline also includes KO-947, an ERK inhibitor, currently in a Phase 1 dose-escalation trial, and KO-539, a menin-MLL inhibitor, currently in preclinical development. For additional information about Kura Oncology, please visit the company’s website at www.kuraoncology.com.

Forward-Looking Statements

This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety and therapeutic potential of the company’s product candidates, including the lead product candidate tipifarnib, progress and expected timing of Kura Oncology’s drug development programs and clinical trials including the AIM-HN trial, plans regarding future clinical trials and development activities, and the regulatory approval path for tipifarnib. Factors that may cause actual results to differ materially include the risk that compounds that appeared promising in early research or clinical trials do not demonstrate safety and/or efficacy in later preclinical studies or clinical trials, the risk that Kura Oncology may not obtain approval to market its product candidates, uncertainties associated with performing clinical trials, regulatory filings and applications, risks associated with reliance on third parties to successfully conduct clinical trials, the risks associated with reliance on outside financing to meet capital requirements, and other risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such drugs. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “promise,” “potential,” “expects,” “plans,” “anticipated,” “intends,” “continues,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties the company faces, please refer to the company's periodic and other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Such forward-looking statements are current only as of the date they are made, and Kura Oncology assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Company:

Pete De Spain

Vice President, Investor Relations &

Corporate Communications

(858) 500-8803

pete@kuraoncology.com

Investors:

Robert H. Uhl

Managing Director

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media:

Jason Spark

Managing Director

Canale Communications

(619) 849-6005

jason@canalecomm.com